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                                                       [GSC LOGO]

               FORM OF INFORMATION AGENT AGREEMENT

    This document will constitute the agreement between ACM INCOME FUND, INC. (referred to herein as "ACG" or the "FUND"), with its principal executive offices at 1345 Avenue of the Americas, New York, NY 10105 and GEORGESON SHAREHOLDER COMMUNICATIONS, INC. ("GSC"), with its principal executive offices at Wall Street Plaza, New York, NY 10005, relating to a Rights Offering (the "OFFER") of the FUND.

The services to be provided by GSC will be as follows:

    (1)  INDIVIDUAL HOLDERS OF RECORD AND BENEFICIAL OWNERS

         Target Group.  GSC estimates that it may call between
         [         ] to [      ] of the approximately [       ]
         outstanding beneficial and registered shareholders of the FUND. The estimate number is subject to adjustment and GSC may actually call more or less shareholders depending on the response to the OFFER or at ACG's direction.

         Telephone Number Lookups. GSC will obtain the needed telephone numbers from various types of telephone directories.

         Initial Telephone Calls to Provide Information. GSC will begin telephone calls to the target group as soon as practicable after being instructed by ACG. Most calls will be made during 10:00 A.M. to 9:00 P.M. on business days and only during 10:00 A.M. to 5:00 P.M. on Saturdays. No calls will be received by any shareholder after 9:00 P.M. on any day, in any time zone, unless specifically requested by the shareholder. GSC will maintain "800" lines for shareholders to call with questions about the OFFER. The "800" lines will be staffed Monday through Friday between 9:00 A.M. and 9:00 P.M. GSC will provide ACG with a weekly report reflecting the number of calls received by GSC reflecting the names and phone number, if available.

         Re-mails. GSC will coordinate re-mails of offering materials to the shareholders who advise us that they have discarded or misplaced the originally mailed materials. Use of overnight courier services must receive prior approval by ACG.

         Reminder/Extension Mailing. GSC will help to coordinate any targeted or broad-based reminder mailing at the



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         request of ACG.  GSC will mail only materials supplied
         by ACG or approved by ACG in writing.

         Subscription Reports. GSC will provide ACG and/or the dealer manager with subscription indications beginning not less than 7 business days prior to expiration of the OFFER. These reports are based solely on verbal indications received from the reorganization departments of each participating broker dealer.

    (2)  BANK/BROKER SERVICING

         GSC will contact all banks, dealers and other nominee shareholders ("sponsors") holding stock as shown on appropriate portions of the shareholder lists to ascertain quantities of offering materials needed for forwarding to beneficial owners.

         GSC will deliver offering materials by messenger to New York City based intermediaries and by Federal Express or other means to non-New York City based intermediaries. GSC will also follow-up by telephone with each intermediary to insure receipt of the offering materials and to confirm timely re-mailing of materials to the beneficial owners.

         GSC will maintain frequent contact with intermediaries to monitor shareholder response and to insure that all liaison procedures are proceeding satisfactorily. In addition, GSC will contact beneficial holders directly, if possible, and do whatever may be appropriate or necessary to provide information regarding the OFFER to this group.

         GSC will, as frequently as practicable, report to ACG with responses from intermediaries.

    (3)  PROJECT FEE

         In consideration for acting as Information Agent GSC will receive a project fee of approximately $10,000, plus reimbursement for its out-of-pocket expenses up to $28,500.

    (4)  ESTIMATED EXPENSES

         GSC will be reimbursed by ACG for its reasonable out-of-pocket expenses up to $28,500 incurred provided that GSC submits to ACG an expense report, itemizing such expenses and providing copies of all supporting bills in respect of such expenses. If the actual


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         expenses incurred are less than the portion of the
         estimated high range expenses paid in advance by ACG, ACG will receive from GSC a check payable in the amount of the difference at the time that GSC sends its final invoice for the second half of the project fee.

         GSC's expenses are estimated as set forth below and the estimates are based largely on data provided to GSC by ACG. In the course of the OFFER the expenses and expense categories may change due to changes in the OFFER schedule or due to events beyond GSC's control, such as delays in receiving offering material and related items. In the event of a change of [ ]% or more from the total expenses estimated or new expenses not originally contemplated, GSC will notify ACG by phone and/or by letter for prior approval of such expenses.

ESTIMATED EXPENSES                      Low Range    High Range
------------------                      ---------    ----------

Data Handling and Preparation
Telephone # Lookup - Account
   Consolidation
Computer Match and Information
   Operators (blended rate)
[       ] @ $.[   ].....................$[    ]      $[    ]

Inbound/Outbound Information
Campaign
Outbound Telephone Calls
[   ] to [     ] @ $[    ]
  (registered & NOBO holders)........... [    ]       [    ]
[   ] to [     ] @ $[    ]
  (Reorganization Calls)................ [    ]       [    ]

Inbound "800" Telephone Calls
(Shareholders, Banks, Brokers
  and Financial Advisors)
[   ] to [   ] @ $[    ]................ [    ]       [    ]

Mailing & Distribution
Bank/Broker Distribution (freight,
  messenger and FedEx).................. [    ]       [    ]

Miscellaneous expenses - Fax, FedEx,
   postage, search and related items.... [    ]       [    ]
                                         ------       ------
TOTAL ESTIMATED EXPENSES................$[      ]    $[    ]




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    (5)  PERFORMANCE

         GSC will use its best efforts to achieve the goals of ACG but GSC is not guaranteeing a minimum success rate. GSC's Project Fee as outlined in Section 3 or Expenses as outlined in Section 4 are not contingent on success or failure of the OFFER.

         GSC's strategies revolve around a telephone information campaign. The purpose of the telephone information campaign is to raise the overall awareness amongst shareholders of the OFFER and help shareholders better understand the transaction. This in turn may result in a higher overall response.

    (6)  COMPLIANCE

         GSC agrees that all activities by GSC and by others on behalf of GSC pursuant to this Agreement shall be conducted in compliance with all applicable (i) federal and state laws and regulations, including, but not limited to all federal and state securities laws and regulations, and (ii) requirements of the National Association of Securities Dealers, Inc. and the New York Stock Exchange.

         ACG agrees that all activities by ACG and by others (other than by, or on behalf of GSC) on behalf of ACG pursuant to this Agreement shall be conducted in compliance with all applicable (i) federal and state laws and regulations, including, but not limited to all federal and state securities laws and regulations, and
         (ii) requirements of the National Association of Securities Dealers, Inc.

         In rendering the services contemplated by this Agreement, GSC agrees not to make any representations, oral or written that are not contained in the FUND's current Prospectus for the OFFER, unless previously authorized to do so in writing by ACG.

    (7)  PAYMENT

         Payment for one half the project fee ($5,000) and one
         half the estimated high range expenses ($[      .   ])
         for a total of $[       .   ] will be made at the
         signing of this contract. The balance, if any, will be paid by ACG due [thirty] days after GSC sends its final invoice.




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    (8)  DISSEMINATION OF INFORMATION

         In rendering the services contemplated by this Agreement, GSC agrees that neither GSC, nor any person or entity acting on behalf of GSC shall (i) mail or otherwise distribute any written materials unless such materials have been provided by ACG to GSC for distribution, or such distribution has been approved by ACG in advance in writing, (ii) make any oral representations or other statements to any person or entity relating in anyway to the FUND or the OFFER other than as set forth in (A) written materials provided by ACG to GSC for use by GSC in oral communications pursuant to this Agreement or (B) the then current prospectus for the OFFER. In connection with representations or other statements based on information set forth in such prospectus, GSC shall take appropriate steps to ensure that information is presented in a manner that is fair, balanced and not misleading.

    (9)  TRAINING

         GSC shall at its own expense provide training to all persons who are to be involved in communications with shareholders or intermediaries so as to ensure that all such persons review carefully and understand the OFFER and the prospectus for the FUND so as to be in a position to effectively communicate with shareholders and the intermediaries. Training materials will be based solely on the information provided in the prospectus or supplemented by ACG.

    (10) MISCELLANEOUS

         GSC will hold in confidence and will not use nor disclose to third parties information we receive from ACG, or information developed by GSC based upon such information we receive, except for information which was public at the time of disclosure or becomes part of the public domain without disclosure by GSC or information which we learn from a third party which does not have an obligation of confidentiality to ACG or the FUND.

         In the event the project is cancelled for an indefinite period of time after the signing of this Agreement and before the expiration of the OFFER, GSC will be reimbursed by ACG for any expenses incurred and a pro rata portion of the project fee as calculated based upon the number of days lapsed from the signing of this Agreement through the original expiration date.



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         ACG agrees to indemnify, hold harmless, reimburse and
         defend GSC, and its officers, agents and employees, against all claims or threatened claims, costs, expenses, liabilities, obligations, losses or damages (including reasonable legal fees and expenses) of any nature, incurred by or imposed upon GSC, or any of its officers, agents or employees, which results, arises out of or is based upon services rendered to ACG in accordance with the provisions of this AGREEMENT, provided that such services are rendered to ACG without any negligence, willful misconduct, bad faith or reckless disregard on the part of GSC, or its officers, agents and employees. GSC agrees to advise the FUND of any claim or liability promptly after receipt of any notice thereof. The FUND shall not be liable for any settlement without its written consent.

    This agreement will be governed by and construed in accordance with the laws of the State of New York. This AGREEMENT sets forth the entire AGREEMENT between GSC and ACG with respect to the agreement herein and cannot be modified except in writing by both parties.

    IN WITNESS WHEREOF, the parties have signed this AGREEMENT this [___] day of November 2001.

ACM INCOME FUND, INC.            GEORGESON SHAREHOLDER
                                 COMMUNICATIONS, INC.



By ________________________      By _______________________
                                   [                      ]
                                   Vice President



















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         ACG agrees to indemnify, hold harmless, reimburse and
         defend GSC, and its officers, agents and employees, against all claims or threatened claims, costs, expenses, liabilities, obligations, losses or damages (including reasonable legal fees and expenses) of any nature, incurred by or imposed upon GSC, or any of its officers, agents or employees, which results, arises out of or is based upon services rendered to ACG in accordance with the provisions of this AGREEMENT, provided that such services are rendered to ACG without any negligence, willful misconduct, bad faith or reckless disregard on the part of GSC, or its officers, agents and employees. GSC agrees to advise the FUND of any claim or liability promptly after receipt of any notice thereof. The FUND shall not be liable for any settlement without its written consent.

    This agreement will be governed by and construed in accordance with the laws of the State of New York. This AGREEMENT sets forth the entire AGREEMENT between GSC and ACG with respect to the agreement herein and cannot be modified except in writing by both parties.

    IN WITNESS WHEREOF, the parties have signed this AGREEMENT this [___] day of November 2001.

ACM INCOME FUND, INC.            GEORGESON SHAREHOLDER
                                 COMMUNICATIONS, INC.



By ________________________      By _______________________
                                   [                      ]
                                   Vice President



















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